UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2005

The Men’s Wearhouse, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-16097 (Commission File Number)	74-1790172 (IRS Employer Identification No.)

5803 Glenmont Drive Houston, Texas (Address of principal executive offices)	77081 (Zip Code)

713-592-7200
(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities

     On March 8, 2005, The Men’s Wearhouse, Inc. (the “Company”) committed to a course of action in connection with the termination of operations of the Company’s R&D retail concept “Eddie Rodriguez”. As a result of the concept’s failure to achieve the economic results that in the Company’s view would support further expansion, the Company has determined that there will be no further investments made in Eddie Rodriguez and that the six stores currently operating will be wound down over the course of fiscal 2005. It is currently anticipated that the stores will conclude operations at the end of October 2005.

     The Company expects the total amount to be incurred in connection with the termination of Eddie Rodriguez’s operations to be in the range of $6 million to $8 million, which consists primarily of (i) approximately $400,000 to be paid in severance and stay bonuses, (ii) the write off of approximately $3.6 million in net fixed assets and (iii) approximately $2.3 million to dispose of the existing six leases. The Company also estimates that approximately $3 million of the charge will result in future cash expenditures.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2005

THE MEN’S WEARHOUSE, INC.
By:	/s/ Neill P. Davis
Neill P. Davis
Executive Vice President, Chief Financial Officer and Principal Financial Officer